Exhibit 5

LaBarge Weinstein LLP

515 Legget Drive, Suite 800

Kanata, Ontario K2K 3G4

January 27, 2005

Adherex Technologies Inc.

2300 Englert Drive, Suite G

Research Triangle Park

Durham, North Carolina 27713

Ladies and Gentlemen:

We have acted as Ontario counsel to Adherex Technologies Inc. (the “Company”) in connection with the Company’s registration statement on Form S-8 proposed to be filed with the Securities and Exchange Commission (the “Registration Statement”). The Registration Statement relates to 23,500,000 shares of the Company’s common stock, without par value (the “Shares”), which may be issued upon the exercise of stock options granted pursuant to the terms of the Adherex Technologies Inc. Stock Option Plan and the Peters Employment Agreement and Stock Option Agreement (the “Plans”). We have reviewed the corporate proceedings of the Company relating to the authorization of the Plans and issuance of the Shares pursuant to the terms of the Plans and such other documents and matters as we have deemed necessary to the rendering of the following opinion. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon the exercise of options duly granted pursuant to the terms of the Plans and paid for as provided in the terms of the Plans and the instrument evidencing the relevant grant, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited solely to the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the use of this opinion in the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

Very truly yours,

/s/    LaBarge Weinstein